LOGIMETRICS, INC. ANNOUNCES
                      INTENTION TO MAKE A PRIVATE PLACEMENT
                              OF UP TO $15 MILLION



For Release:      Immediately
Contact: Norman M. Phipps, President and COO                     (516) 784-4110


Bohemia, New York, September 22, 1998 - LogiMetrics, Inc. (OTC: LGMTA) announced today that it intends to make a private placement of up to $15 million of equity or equity-linked securities. The private placement is expected to occur prior to the end of the year. The Company expects to use the net proceeds of the private placement to support the growth of the Company's broadband telecommunications infrastructure equipment business, for general corporate purposes and to repay certain indebtedness.

The securities to be offered have not been, and will not be, registered under the Securities Act of 1933, as amended, or any state securities laws and they may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release contains certain forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words "estimate," "project," "believe," "anticipate," "intend," "expect", "plan," "predict," "may," "should," "will," the negative thereof and similar expressions are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events based on currently available information and management's expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements. Factors that could cause actual results to differ materially from the Company's expectations include, but are not limited to, the following: general economic and political conditions, conditions in the securities markets and the Company's historical performance and future prospects. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

END